Exhibit 99.1

For Immediate Release

Danka Announces Date for Annual General Meeting

ST. PETERSBURG, FLORIDA (November 10, 2004) – Danka Business Systems PLC (NASDAQ: DANKY) today announced that its Fiscal Year 2004 Annual General Meeting will be held on Tuesday, December 7, 2004 at 2:00 P.M. (London time) at the Office of Weber Shandwick Square Mile, Fox Court, 14 Gray’s Inn Road, London WC1X 8WS.

The formal business of the meeting will include resolutions proposing the re-election of Lang Lowrey, Todd Mavis, Erik Vonk and Michael Gifford as Directors, the re-appointment of Auditors, authorizations for the Directors to allot equity securities and in accordance with U.K. requirements, the advisory approval of the Director’s remuneration report.

The Company also announced that Richard M. Haddrill, a non-executive director, will be retiring from the Board of Directors effective the date of the Annual General Meeting. Mr. Haddrill recently accepted the position of Chief Executive Officer of Alliance Gaming Corp. in Las Vegas, Nevada and must reduce outside Board of Director involvement as part of his new responsibilities. “We would like to thank Dick for his 2½ years of dedicated service on the Danka Board of Directors, and wish him well with his new responsibilities,” said Lang Lowrey, Danka’s Chairman of the Board.

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

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Contacts:	Danka Investor Relations – Donald W. Thurman, 770-280-3990

Danka London – Paul G. Dumond, 44-207-605-0154